Exhibit 99.1

Team,

I wanted to share some exciting news just announced in the UK. Beginning today, eBay is removing selling fees for consumer-to-consumer (C2C) sellers in the UK for domestic transactions across all categories, excluding motors. This follows the introduction of free selling in pre-owned apparel categories for UK C2C sellers earlier this year.

Additionally, we are introducing significant enhancements for our UK customers, including a streamlined listing process, simple delivery, a revamped local pickup experience, and enhanced wallet functionality through eBay Balance.

Today’s announcement was many months in the making, and made possible through the hard work and collaboration of teams across the company. Importantly, this initiative was contemplated in our financial outlook provided to the investment community at Q2 2024 earnings.

We have a robust monetization roadmap to ensure these changes are good for both customers and our business overall. This includes value-added services like first-party advertising, financial services, and a new value proposition in shipping that we plan to scale in Q4. We are also planning to introduce a buyer-facing fee in the UK in early 2025 alongside a set of buyer enhancements that provide additional value. There will be more we can share on our future plans at Q3 2024 earnings and our next Global All Hands event.

Strategic focus on C2C

This is our second major initiative of its kind in as many years, and I believe it’s important to take this opportunity to discuss the strategic rationale behind our C2C initiatives.

C2C sellers make our marketplace more vibrant by bringing some of the most unique, hard-to-find, and well-priced inventory. C2C selling drives holistic growth on our marketplace, as buyers who sell, on average, purchase roughly twice as much on eBay as non-sellers, with most of their incremental spend supporting small business sellers.

Our initiative in Germany last year has shown us that eliminating selling fees can strengthen our marketplace by lowering the barriers to C2C selling, which improves the breadth and depth of inventory on eBay. Meaningful product experience improvements, many optimized for the German market, also improved important leading indicators like net promoter scores (NPS) and customer satisfaction (CSAT) in the region, which preceded a material improvement in GMV trends.

Our research tells us there are hundreds of millions of unused items in UK households that could be sold on eBay. We believe our efforts to reduce friction in C2C selling will unlock more of our target addressable market opportunity in recommerce, complemented by horizontal innovations like our Magical Listing experience.

I would like to thank the teams for your bold innovations, consistent execution, and effective cross functional collaboration. Your hard work is meaningfully changing the eBay experience for our sellers and buyers.

I am excited for what’s ahead.

Jamie